Exhibit 99.1

Sienna Biopharmaceuticals Announces Its Topical, Non-Steroidal TrkA Inhibitor SNA-120 (0.05%) Demonstrated Significant Impact on Psoriasis in Phase 2b Study and Plans to Initiate Phase 3 Psoriasis Trials in Second Half of 2019

— 27% of subjects achieved 75% reduction in PASI score (PASI 75) vs 13% with vehicle; 29% of subjects achieved two-grade improvement on IGA and ‘clear’ or ‘almost clear’ skin vs 13% with vehicle (statistically significant)

— Subjects achieved 58% improvement in itch from baseline on the I-NRS vs 55% with vehicle (not statistically significant)

— SNA-120 was well tolerated with few treatment-related adverse events

— Sienna also reported data from exploratory Phase 1/2 study of atopic dermatitis with SNA-125; Phase 2 study expected to begin second half 2019

— Company will conduct conference call and webcast today at 8:15 am ET

WESTLAKE VILLAGE, Calif., Dec. 3, 2018 – Sienna Biopharmaceuticals, Inc. (NASDAQ:SNNA), a clinical-stage medical dermatology and aesthetics company, today announced top-line results from a Phase 2b study of SNA-120 (pegcantratinib), the Company’s lead drug candidate developed using its proprietary Topical by Design™ platform. This Phase 2b study, in mild-to-moderate psoriasis patients with at least moderate pruritus (itch), was designed to assess the efficacy and safety of SNA-120 on itch (primary endpoint), as well as the underlying psoriasis (secondary endpoints). In this study, subjects treated with SNA-120 (0.05%) achieved statistical significance, compared to vehicle, on important pre-specified regulatory endpoints of psoriasis disease severity. Subjects treated with SNA-120 also experienced a meaningful reduction in itch, although the result did not reach statistical significance against vehicle.

SNA-120 is a topical tropomyosin receptor kinase A (TrkA) inhibitor that blocks nerve growth factor (NGF) signaling, which plays an important role in the pathogenesis of psoriasis and itch. SNA-120 was developed using Sienna’s Topical by Design™ platform, which yields new chemical entities (NCEs) designed to deliver high local drug concentration in the target tissue with minimal to no systemic exposure for patients.

Sienna’s multicenter, randomized, double-blind, vehicle-controlled Phase 2b study evaluated the safety and efficacy of two doses (0.05% and 0.5%) of SNA-120 ointment in 208 male and female patients over the age of 18 with mild-to-moderate psoriasis and with at least moderate itch. Subjects were randomized into three groups and administered a high dose (0.5%) of SNA-120, a low dose (0.05%) of SNA-120 or vehicle twice daily for 12 weeks.

The primary endpoint of the study was mean change from baseline to week eight on the Itch Numeric Rating Scale (I-NRS). The I-NRS is an 11-point scale ranging from ‘no itch’ (0) to the ‘worst imaginable itch’ (10) that study participants used daily to report the intensity of their worst itch in the previous 24 hours. Patients treated with SNA-120 (0.05%) experienced a mean 4.3 point (58%) reduction from baseline on the I-NRS, compared to a mean 4.0 point (55%) reduction with vehicle (not statistically significant, p=0.244). SNA-120 (0.5%) showed similar results.

On pre-specified, key secondary endpoints related to the clearance of psoriatic plaques, SNA-120 (0.05%) demonstrated statistically significant and clinically meaningful improvements. Specifically, 27% of subjects experienced a 75% reduction in their Psoriasis Area and Severity Index (PASI 75) score from baseline, compared to 13% of subjects treated with vehicle (p=0.045). The study also included an Investigator Global Assessment (IGA), in which 29% of patients achieved a two-grade improvement and ‘clear’ or ‘almost clear’ skin, compared to 13% of subjects treated with vehicle (p=0.036). Both the PASI 75 and IGA results remained statistically significant at 14 weeks, two weeks after discontinuation of treatment. The high dose (0.5%) of SNA-120 did not show statistical significance on these study endpoints.

SNA-120 was well-tolerated with no serious treatment-related adverse events. Treatment-related adverse events were observed in two patients and included dermatitis (0.5% group) and pain and pruritus (vehicle group). SNA-120 has now been tested in more than 500 patients and has been consistently well tolerated with a safety profile that further validates Sienna’s Topical by Design™ platform.

“These results, although not entirely as we expected, are very exciting. While we did not meet our primary endpoint on pruritus, SNA-120 demonstrated statistically significant and clinically meaningful effects on key secondary psoriasis endpoints that were greater than anticipated,” said Frederick C. Beddingfield III, MD, PhD, President and Chief Executive Officer of Sienna Biopharmaceuticals. “In addition to its significant effect on psoriatic plaques, SNA-120 reduced itch by 58%, although it did not separate from vehicle. This may be partially due to the beneficial emollient effect of the vehicle and the inherent variability in patient-reported assessments. Taken together, these results demonstrate the potential of SNA-120 as a novel topical, non-steroidal treatment for psoriasis. Moving ahead, we plan to pursue a psoriasis indication for SNA-120 with pruritus measured as a secondary endpoint. We expect to start our Phase 3 studies for psoriasis in the second half of 2019.”

Local peripheral nerves in the skin play an important role in the pathogenesis of psoriasis, as the absence of neural input has been shown to lead to plaque clearance. Plaques in psoriasis patients with associated itch have elevated levels of NGF-immunoreactive keratinocytes and TrkA expression in innervating nerve fibers. The NGF/TrkA signaling pathway is important in neurogenic inflammation and keratinocyte hyperproliferation which contribute to psoriatic plaques, as well as itch.

“SNA-120 selectively targets the NGF-TrkA signaling pathway,” said Paul F. Lizzul, MD, PhD, Chief Medical Officer of Sienna Biopharmaceuticals. “In our second Phase 2b study, we enrolled psoriasis patients with at least moderate itch, which may be a proxy for elevated NGF/TrkA activation. We believe, based on our evolving understanding of the importance of neurogenic inflammation in psoriasis, that enriching the patient population in this study and specifically targeting the NGF-TrkA signaling pathway within the plaque contributed to the observed effects of SNA-120, on both PASI 75 and composite IGA.”

“These are promising results for an innovative, non-steroidal, topical treatment for the large majority of psoriasis patients who have mild-to-moderate disease but are not candidates for systemic therapies,” said Alan Menter, Chair of dermatology at Baylor Scott & White, Dallas, Principle Faculty at Texas A&M University Health Science Center, and a clinical professor of dermatology at the University of Texas Southwestern Medical School. “Given the safety profile observed in this Phase 2 study, SNA-120 could also potentially address the unmet need for treating sensitive areas such as the face and skin folds. If these results are replicated in Phase 3 studies, this type of innovation could be of significant interest to physicians and patients with mild-to-moderate psoriasis.”

SNA-125 Phase 1/2 Study in Atopic Dermatitis

Sienna also announced results from an exploratory Phase 1/2 study of its investigational new chemical entity SNA-125, a JAK3/TrkA inhibitor being evaluated as a first-in-class topically administered medication to treat atopic dermatitis. JAK3 inhibition blocks the signaling of key cytokines, resulting in reduced severity of certain autoimmune and inflammatory diseases.

This early-stage randomized, double-blind, vehicle-controlled, intra-individual study, using a target lesion model, was designed to evaluate the safety and efficacy of SNA-125 gel in 30 patients with atopic dermatitis. The study compared a high dose (2%) and a low dose (0.2%) of SNA-125 with a vehicle and an active control. Subjects were treated in the clinic once daily for 14 days, with each treatment topically applied to a small and distinct area.

In this study, SNA-125 was well tolerated and showed no safety signals in both healthy subjects and patients with atopic dermatitis, with no serious adverse events reported. The most common treatment-related adverse events were pain and pruritus. Similar small reductions in clinical scores of target lesions were observed for both SNA-125 and vehicle; however, certain histological and biomarker changes indicated a modest drug effect with SNA-125. The Company plans to initiate a Phase 2 study with SNA-125 in atopic dermatitis in the second half of 2019.

Conference Call and Webcast

Sienna will host a conference call today, December 3, at 8:15 a.m. Eastern Time to discuss the SNA-120 Phase 2b trial results. Callers should dial in approximately 10 minutes prior to the start of the call. No reservation is necessary to participate on the call. The phone number to join the conference call is +1 (877) 376-9929 (toll-free in the United States and Canada) or +1 (629) 228-0733 (international). The conference identification number for the live call is 6081337.

The call will be webcast live and can be accessed through the Investor Relations section of the Company’s website at Investors.SiennaBio.com. An archived version of the webcast will be available approximately two hours following the live call for 90 days.

About Sienna’s Topical by Design™ Platform

Topical by Design™ is an innovative platform, designed to enable the topical application of potent active pharmaceuticals against known biologic targets while minimizing exposure to the systemic circulation, thereby addressing the tolerability trade-offs that often make therapies unsuitable for use in larger segments of the population with less severe disease. Topical by Design™ applies a scientific design process to transform molecules into NCEs by stabily linking a short polyethylene glycol (PEG) polymer to a pharmacologically active molecule. Applying this technology, we have created a pipeline of drug candidates with unique pharmacological profiles to manage a variety of chronic inflammatory and immunologic conditions. Applications for the Topical by Design™ platform are currently being explored with SNA-120 for use in psoriasis, and SNA-125 for use in atopic dermatitis, psoriasis and pruritus.

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing innovations in biotechnology to the discovery, development and commercialization of first-in-class, targeted, topical products in medical dermatology and aesthetics. The Company’s objective is to develop a unique, diversified, multi-asset pipeline of topical therapies that enhance the health, appearance and quality of life of dermatology and aesthetics patients. Sienna is led by a management team with extensive experience in product development and commercialization at several leading dermatology, aesthetics and biotechnology companies.

For more information, visit the Company’s website at www.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements by Sienna’s Executive Officers and Alan Mentor, M.D. regarding Sienna’s expectations for SNA-120, including the potential for SNA-120 to be an effective treatment for psoriasis and the initiation of Phase 3 clinical trials, as well as Sienna’s expectations for additional data readouts for its clinical trials. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the pharmaceutical drug and medical device development processes, including the clinical development process, regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Annual Report on Form 10-K and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Contact:

Media

Caroline Van Hove

cvanhove@siennabio.com

818-575-6250

Crystal Muilenburg

cmuilenburg@siennabio.com

818-584-1035

Investors

Sean Andrews

sandrews@siennabio.com

818-629-2244

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Sienna Biopharmaceuticals, Inc.

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

Office 818-629-2256 | Fax 818-706-1214

www.SiennaBio.com